                                                                  Exhibit 99.1
For Immediate Release
---------------------
May 10, 2007

        NORDSTROM SAME-STORE SALES FOR APRIL INCREASE 3.1 PERCENT

    SEATTLE - May 10, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $604.0 million for the four-week period ending May 5, 2007, an increase of 3.3 percent compared to sales of $584.9 million for the four-week period ending April 29, 2006. Same-store sales increased 3.1 percent.
    Preliminary first quarter sales of $1.95 billion increased 9.3 percent compared to sales of $1.79 billion during the same period in fiscal 2006. First quarter same-store sales increased 9.5 percent.
    The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007. The month of April in fiscal 2007 began and ended one week later than in fiscal 2006. This timing shift negatively impacted sales results for April 2007, but positively impacted results for the first quarter of 2007.
    For the period of March and April 2007 combined, same-store sales
increased 9.6 percent.   Combining March and April sales takes into account
the shift of the Easter holiday selling period from April into March, and provides a more comparable view of results this year versus last year.

SALES RECORDING
    To hear Nordstrom's prerecorded April sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                           Total Sales (1)                  Same-store Sales
(unaudited; $ in millions)              -----------                      ----------------
                                Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2007         2006      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
April                           $604.0       $584.9      3.3%           3.1%      1.0%       7.7%

First Quarter                 $1,953.8     $1,787.2      9.3%           9.5%      7.7%      12.2%

Number of stores
    Full-line                     98           99
    Rack and other                57           57
    International Faconnable
      boutiques                   36           34
                                 ---          ---
    Total                        191          190

Gross square footage      20,170,000   20,217,000

(1) Same-store sales results exclude the impact of the January 2007 closure of the Crossroads Plaza Mall full-line store in Salt Lake City, Utah, in preparation for its planned relocation in 2011. Total sales results include the impact of this store closure.

2007 ANNUAL SALES OUTLOOK
    Throughout the remainder of fiscal 2007, the timing shift caused by the 53rd week in fiscal 2006 is anticipated to impact the cadence of monthly same-store sales results because normal sales trends, events and holiday periods are aligned differently than last year. Outlined below is the company's same-store sales plan by quarter for the remainder of fiscal 2007, and the anticipated impact on each reporting period from the 53rd week timing shift:

Period                  Same-store sales plan           FY2006 53rd week
                                                        timing shift impact
2nd Quarter 2007        1 to 2 percent                  Negative
3rd Quarter 2007        4 to 5 percent                  Positive
4th Quarter 2007        2 to 3 percent                  Negative
2007 Fiscal Year        3 to 4 percent                  Not material
    Historically, the second and fourth quarters are larger sales volume periods than the first and third quarters of the year.

2007 SECOND QUARTER SALES OUTLOOK
    The timing shift from the fiscal 2006 53rd week is expected to have a negative impact on second quarter 2007 sales results. In addition, the company's Anniversary sale event will take place one week later than in the previous year. As a result, the second quarter will have an extra non-event week between the company's Half Yearly clearance sales events and its Anniversary sale event versus last year.
    The months of May and June are anticipated to be negatively impacted by the timing shift of the fiscal 2006 53rd week. When compared to the planned same-store sales rate of one to two percent for the 2007 second quarter, the monthly same-store sales rate in May is expected be in-line, in June is expected to be below, and in July is expected to be above the anticipated quarterly rate.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  First Quarter Earnings        Thurs., May 17, 2007
                  May Sales Release             Thurs., June 7, 2007
                  June Sales Release            Thurs., July 12, 2007
                  July Sales Release            Thurs., August 9, 2007

ANNUAL MEETING OF SHAREHOLDERS
    Nordstrom will hold its 2007 annual meeting of shareholders on Tuesday, May 22, 2007, at 11:00 a.m. Pacific Daylight Time, in the John W. Nordstrom Room of the downtown Seattle, Wash., Nordstrom store.

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 36 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                      Media Contact:
RJ Jones, 206-303-3007                 Michael Boyd, 206-373-3038


Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the company's fiscal year ending February 2, 2008, anticipated sales results and same-store sales rates for the 2007 second, third and fourth quarters, the anticipated impact on same-store sales rates for those periods due to the fiscal 2006 53rd week timing shift, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, the timely completion of construction associated with newly planned stores, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.